                                                               February 16, 1995

SENT VIA OVERNIGHT MAIL
- -----------------------
Mr. Mark K. Ruport
80 Atkinson Lane
Sudbury, MA 01776

Dear Mark,

Thank you for your continued interest in becoming President/CEO of Optika Imaging Systems, Inc. Your past experiences, management style and enthusiasm will surely result in a success story for Optika. Based on our past discussions, Optika is pleased to offer you the position of President and CEO under the following terms:

TITLE:           President/CEO

BOARD SEAT:      You will be elected as a member of Optika's Board of Directors at the earliest possible date.

BASE SALARY:     $15,000/month.

BONUS PLAN:      You will be eligible for performance bonuses as outlined in attachment B. The Board may provide an opportunity for you to elect to receive the bonus as equity instead of cash. The Board will set the price at which you may convert the bonus to stock.

OPTIONS: You will be granted 400,000 options to purchase Optika common stock at a price of $1.87/share. This represents today's estimated FMV of the stock. The vesting of the stock will occur based on the schedule outlined in Exhibit A. The vesting schedule allows you the flexibility of trading increased revenue growth at the sacrifice of operating margin. The trade-off can occur up to a maximum of 10%.

MOVING EXPENSES: Optika will cover up to $100,000 of your moving expenses for moving your family to Colorado Springs. We would expect that you would complete your move no later than September 1, 1995. Moving expenses include commission on the sale of your home, two house hunting trips, closing costs on new home, moving of personal possessions from Sudbury to Colorado Springs, travel for your family to get to Colorado Springs, any reasonable miscellaneous expenses directly associated with the relocation such as appliance hook-ups, service initiation fees, etc. and the tax effect for all of the above. The relocation payments would be made in three equal installments (installments may be paid in any order):

                   Installment #1  Upon sale of Sudbury Home
                   Installment #2 Upon move of personal belongings to Colorado Installment #3 Upon purchase of home in Colorado
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Mr. Mark K. Ruport
Page 2

INTERIM HOUSING: It is understood that you intend to relocate to Colorado
                 Springs by September 1, 1995. Until that time you will be working out of both the Colorado Springs office and the Marlboro, MA office. Optika will cover all reasonable travel and living expenses during this time.

ANNUAL REVIEW:   Your compensation plan will be reviewed by Optika's
                 compensation committee on an annual basis.

SEVERANCE:       In the event that Optika terminates you without cause, Optika will pay you one year's base salary.

BENEFITS:        You will be eligible for all vacations, sick pay, medical
                 benefits, life insurance and disability insurance benefits as provided to other members of Optika's Executive Staff (based upon Malcolm, Paul and Steve's benefits package).

Mark, we are excited to have you join the Optika team. We look forward to your contributions and the success that we should all enjoy. Please indicate your acceptance of the above terms by signing below and returning a copy to my attention.

Sincerely,


Richard A. Bass
Chairman of the Board
Optika Imaging Systems, Inc.

encl.

AGREED AND ACCEPTED:


__________________  ______________
Mark K. Ruport           Date
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                                 ATTACHMENT A



                    VESTS WHEN IN CONSECUTIVE FOUR QUARTERS THE CUMULATIVE:
                    -------------------------------------------------------
PHASE        # OF OPTIONS        REVENUE IS      PRE-TAX, POST-BONUS MARGIN
- -----        ------------        ----------      --------------------------
                                                             IS
                                                             --

  1             100,000          $12 million                 10%
  2             100,000          $18 million                 10%
  3             100,000          $28 million                 10%
  4             100,000          $42 million                 10%